Exhibit 99.1
RPM INCREASES CASH DIVIDEND FOR 36th CONSECUTIVE YEAR
MEDINA, Ohio — October 8, 2009 — RPM International Inc. (NYSE: RPM) today announced at its annual meeting of stockholders that its board of directors declared a regular quarterly cash dividend of $0.205 per share, payable on October 30, 2009, to stockholders of record as of October 19, 2009. This payment represents a 2.5% increase over the $0.20 quarterly cash dividend paid at this time last year.
This action marks RPM’s 36th consecutive year of increased cash dividends paid to its stockholders, which places RPM in an elite category of less than half of one percent of all 19,000 publicly-traded U.S. companies. Only 56 other companies, besides RPM, have consecutively paid an increasing annual dividend for this period of time or longer, according to the 2010 edition of America’s Finest Companies. At a share price of $18.25, RPM’s dividend yield would be 4.5%.
“Annually increasing our dividend is a long-standing RPM trademark of which we’re very proud. Given current uncertain economic conditions, we’re pleased that our strong cash flow has allowed us to continue this practice and deliver stockholders a positive cash return on their investment,” stated chairman and chief executive officer Frank C. Sullivan. “As highlighted in our 2009 annual report, for the five-year and ten-year periods ended May 31, 2009, RPM’s return to shareholders has outperformed the S&P 500 Index by 38% and 94%, respectively, including the assumed reinvestment of dividends for both RPM and the S&P 500 Index. Our annual dividend growth has been a critical element of our ability to significantly outperform this broad market index and deliver value to RPM shareholders.”
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors.
For more information, contact P. Kelly Tompkins, executive vice president — administration and chief financial officer, at 330-273-5090 or ktompkins@rpminc.com.
# # #
This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves, including for asbestos-related claims and warranty obligations; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2009, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.